Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-150326

June 15, 2009

PROSPECTUS SUPPLEMENT NO. 12

14,000,000 SHARES OF COMMON STOCK

ANTIGENICS INC.

This prospectus supplement amends the prospectus dated March 16, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, April 27, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, and June 11, 2009 ) to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 7,000,000 shares of our common stock, which they have acquired in a private placement in the United States, and up to 7,000,000 shares of our common stock issuable upon the exercise of warrants which are held by the Selling Stockholders named in the prospectus.

We would not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on June 15, 2009, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, Prospectus Supplement No. 4 dated April 27, 2009, Prospectus Supplement No. 5 dated May 4, 2009, Prospectus Supplement No. 6 dated May 11, 2009, Prospectus Supplement No. 7 dated May 27, 2009, Prospectus Supplement No. 8 dated June 4, 2009, Prospectus Supplement No. 9 dated June 8, 2009, Prospectus Supplement No. 10 dated June 9, 2009, and Prospectus Supplement No. 11 dated June 11, 2009, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On June 11, 2009, the last reported closing price per share of our common stock was $2.14 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 12 IS JUNE 15, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 10, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2009, at the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) of Antigenics Inc. (the “Company”) the stockholders approved Amendment No. 6 (“Amendment No. 6”) to the Antigenics Inc. 1999 Equity Incentive Plan (the “1999 EIP”) to allow the Compensation Committee of the Company’s Board of Directors, without stockholder approval, to amend any outstanding option granted under the 1999 EIP to provide an option price per share that is lower than the then-current option price per share of such outstanding option and grant in substitution therefor new options covering the same or a different number of shares of common stock having an exercise price per share lower than the then-current exercise price per share of the cancelled option. A more complete description of Amendment No. 6 is contained in the Company’s proxy statement for the 2009 Annual Meeting (the “Proxy Statement”).

On June 10, 2009 at the 2009 Annual Meeting, the stockholders also approved Amendment No. 3 to the Company’s Directors’ Deferred Compensation Plan (“Amendment No. 3”) to increase the number of Antigenics common stock available for issuance under the Directors’ Deferred Compensation Plan from 250,000 shares to 450,000 shares. A more complete description of Amendment No. 3 is contained in the Proxy Statement.

On June 10, 2009 at the 2009 Annual Meeting, the stockholders approved the Antigenics Inc. 2009 Equity Incentive Plan (the “2009 EIP”). Under the 2009 EIP, the Company may issue up to 13,000,000 shares of its common stock to the Company’s employees, directors and consultants. The awards under the 2009 EIP may be in the form of incentive stock options, nonstatutory stock options, restricted stock, unrestricted stock, stock appreciation rights, phantom stock awards and restricted units, among other equity-based awards. A more complete description of the 2009 EIP is contained in the Proxy Statement.

On June 10, 2009 at the 2009 Annual Meeting, the stockholders also approved the Antigenics Inc. 2009 Employee Stock Purchase Plan (the “2009 ESPP”). Under the 2009 ESPP, eligible employees of the Company and its designated subsidiaries may purchase shares of the Company’s common stock at a price per share equal to 85% of the lesser of the fair market value of the common stock on the first day and last day of a pre-determined six month period. The total number of shares available for sale under the 2009 ESPP is the lesser of (a) 500,000 shares increased on each anniversary of the adoption of the 2009 ESPP by 1% of the shares then outstanding and (b) 1,000,000 shares. A more complete description of the 2009 ESPP is contained in the Company’s Proxy Statement.

On June 11, 2009 the Board of Directors of the Company appointed Timothy Rothwell to serve as a new member of the Board of Directors, effective immediately. He will serve as a Class I Director, subject to his earlier resignation or removal, for a term expiring at the 2010 annual meeting of the Company’s stockholders and until the election and qualification of his successor. There was no arrangement or understanding pursuant to which Mr. Rothwell was elected as a director.

In accordance with the Company’s Director Compensation Policy (the “Policy”), on June 11, 2009, Mr. Rothwell received a grant of a non-qualified stock option to purchase 25,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in connection with his initial appointment as a director. Also under the Policy, for service as a director, he shall receive an annual cash retainer of $34,000, paid quarterly in arrears as of the last day of each calendar quarter; and an annual grant of a non-qualified stock option to purchase 15,000 shares of Common Stock, which shall generally be made at each annual meeting of the Board of Directors following the Company’s annual meeting of stockholders.

The options described above shall (i) vest annually over three years commencing on the date of grant, subject to continued service on the Board; provided that any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his term, (ii) have an exercise price equal to the fair market value of the Common Stock as determined in the Company’s 2009 Equity Incentive Plan and (iii) contain the terms and conditions set forth in the form of non-qualified stock option agreement previously approved by the Compensation Committee.

The Company’s press release announcing the appointment of Mr. Rothwell and providing biographical information is attached hereto as Exhibit 99.1.

On June 11, 2009, the Compensation Committee of the Board of Directors of the Company approved the amendment and restatement of the Executive Change in Control Plan (the “Plan”) and form of Participation Agreement to accelerate the vesting of restricted stock awards in the event of a change in control event in accordance with the Plan. A copy of the amended and restated Plan, is filed herewith as Exhibit 10.1.

On June 11, 2009, the Board of Directors approved the form of Restricted Stock Agreement and the Stock Option Agreement to be used by the Company in connection with the Company’s 2009 EIP. A copy of the form of Restricted Stock Agreement and form of Stock Option Agreement are filed herewith as Exhibits 10.2 and 10.3, respectively.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: June 15, 2009	By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Executive Change-in-Control Plan

10.2	Form of Restricted Stock Agreement for the Antigenics Inc. 2009 Equity Incentive Plan

10.3	Form of Stock Option Agreement for the Antigenics Inc. 2009 Equity Incentive Plan

99.1	Press Release dated June 15, 2009

EXHIBIT 10.1

ANTIGENICS INC.

AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL PLAN

Subject to the terms and conditions hereinafter set forth, Antigenic Inc., a Delaware corporation, has established this Executive Change of Control Plan (the “Plan”) to offer certain compensation and benefits to certain Executives (as defined herein) in the event of a Change of Control (as defined herein), subject to the terms and conditions set forth in this Plan and the Participation Agreement to be executed by each Executive wishing to participate in this Plan, a form of which is attached hereto as Exhibit A (the “Participation Agreement”).

1. Definitions. For purposes of this Plan, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Cause”, as determined by the Company, means: (i) Executive’s willful failure to perform (other than by reason of disability), or material negligence in the performance of, his/her duties and responsibilities to the Company or any of its Affiliates; or (ii) material breach by Executive of any provision of this Plan or the Participation Agreement; or (iii) other conduct by Executive that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

(c) “Change in Control” shall mean: (A) the acquisition by any Organization of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the common stock of the Company; provided, however, that for purposes of this subsection (A), an acquisition shall not constitute a Change in Control if it is: (i) by a Benefit Plan sponsored or maintained by the Company or an entity controlled by the Company or (ii) by an entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (C) of this Section 2(c); or (B) individuals who, as of June 2, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 2, 2005 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or a majority of the members of a nominating committee who are members of the Incumbent Board) shall be treated as a member of the Incumbent Board unless he/she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Organization other than the Board; or (C) consummation of a merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, (a “transaction”) in each case unless, immediately following such transaction, (i) the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Organization (excluding any entity resulting from such transaction or any Benefit Plan of the Company or such entity resulting from such transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such entity and (iii) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (D) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For purposes of the foregoing: “Benefit Plan” means any employee benefit plan, including any related trust; “Board” means the Board of Directors of the Company; “Exchange Act” means the Securities Exchange Act of 1934, as amended; and “Organization” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

(d) “Company” means Antigenics Inc., a Delaware corporation, and any successor in interest to the Company.

(e) “Executive” means each employee of the Company specifically designated by the Compensation Committee (or an individual specifically appointed by the Compensation Committee to make such determination) as eligible to participate in this Plan, provided such individual holds the position of Vice President or above in the Company, or is otherwise identified as an essential employee by the Compensation Committee.

(f) “Good Reason” means (i) material reduction in Executive’s base salary, benefits, duties or responsibilities; or (ii) relocation of Executive’s principal office, without his/her consent, to a location more than thirty (30) miles from its location on the day prior to the Change in Control.

(g) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(h) “Products” mean all products planned, researched, developed, under development, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment.

2. Change of Control.

(a) If a Change of Control occurs, on the date of such Change in Control, fifty-percent (50%) of any stock options or shares of restricted stock of the Company previously granted or issued to the Executive that are outstanding and unvested as of the date of the Change in Control shall become vested, exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture,, provided that Executive is employed by the Company on the date of such Change in Control.

(b) If a Change of Control occurs and, within eighteen (18) months following such Change of Control, the Company terminates Executive’s employment other than for Cause, or such Executive terminates his/her employment for Good Reason, then the Company shall, until the conclusion of a period of twelve (12) months following the effective date of such termination, and subject to Executive’s continued compliance with this Plan and the Participation Agreement: (A) continue to pay Executive his/her base salary at the rate in effect on the date of termination; (B) continue to make payments to Executive under the Company’s then Executive incentive plan, if such a plan exists on the date of termination; and, (C) continue to contribute to the premium cost of Executive’s participation in the Company’s group medical and dental insurance plans at the same rate that it contributes for active employees, provided that Executive is entitled to continue such participation under applicable law and plan terms, and provided further that Executive pays his/her portion of the premium cost by payroll deduction. The payment(s) described in subparagraph (B) above shall be equal to the higher of (x) Executive’s target incentive bonus or (y) the actual incentive bonus paid to Executive, if any, under the Company’s Executive incentive plan for the last full fiscal year preceding the year in which Executive’s employment is terminated, and shall be pro-rated for any period less than a full year. In addition, in the event the Company terminates Executive’s employment other than for Cause, or Executive terminates his/her employment for Good Reason within eighteen (18) months following a Change of Control, then (I) any outstanding unvested options granted or issued to the Executive as of the date of the Change in Control shall become vested and shall be exercisable for ninety (90) days following termination of the Executive’s employment, (II) any shares of unvested restricted stock of the Company granted or issued to the Executive as of the date of the Change in Control shall become vested and no longer subject to forfeiture, and (III) the Company will provide Executive with outplacement assistance through a firm of its choice at a cost not to exceed $10,000.

(c) All payments required to be made by the Company hereunder to Executive or his/her dependents, beneficiaries, or estate will be reduced by any tax, payroll deductions or other amounts required to be withheld by the Company under applicable law.

(d) Payment(s) by the Company and contributions to the cost of Executive’s continued participation in the Company’s group health and dental plans that may be due Executive under Section 2(b) shall constitute the entire obligation of the Company to Executive. In order to receive any payments or other benefits under Section 2(b), Executive must execute a General Release of Claims in a form acceptable to the Company.

(e) Except for medical and dental insurance coverage continued pursuant to Section 2(b), benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment without regard to any continuation of base salary or other payment to Executive following such date of termination.

(f) The obligation of the Company to make payments to or on behalf of Executive under Section 2(b) is expressly conditioned upon Executive’s continued full performance of obligations under the Plan and Executive’s Participation Agreement. Executive recognizes that, except as expressly provided in Section 2(b), no compensation is earned by, or in any way owing to, Executive after termination of employment.

(g) To the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specific employee” rules of Section 409A of the Internal Revenue Code, it shall be delayed (but not more than is required to comply with such rules).

3. Amendment. This Plan may be amended, modified or terminated by the Compensation Committee of the Board of Directors in sole discretion, provided that any such amendment, modification or termination shall not be effective with respect to any Executive that has executed a Participation Agreement, except to the extent such Executive has agreed in writing to be bound by such amendment, modification or termination.

4. Governing Law. This is Plan shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

Adopted by Compensation Committee – June 10, 2009

Exhibit A

CHANGE OF CONTROL PLAN

Participation Agreement

Executive signing below, hereby wishes to participate in the Executive Change of Control Plan of the Company, dated June 2, 2005 (the “Plan”). In order for Executive to participate in the Plan, Executive must agree to the restrictions on his/her activities during and after his/her employment as provided in this Participation Agreement. Any capitalized terms used in this Participation Agreement and not defined shall have the meaning set forth in the Plan. By signing below, the Company and Executive agree as follows:

1. Participation in the Plan. Executive shall be entitled to participate in the Plan on the terms and condition provided for in the Plan and this Participation Agreement, as the same may be amended from time to time.

2. Non-competition. While Executive is employed by the Company and for the greater of (i) twelve (12) months after his/her employment terminates or (ii) the period during which Executive is receiving payments under the Plan (the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of Executive’s employment has been, a competitor or a customer of the Company or any of its Affiliates. For the purposes of this Section 2, the business of the Company and its Affiliates shall include all Products and Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing shall not prohibit Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company. Executive agrees that, during his/her employment with the Company or any Affiliate of the Company, he/she will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his/her duties and obligations to the Company or any of its Affiliates.

3. Non-solicitation. Executive further agrees that while he/she is employed by the Company or any Affiliate of the Company and thereafter during the Non-Competition Period, Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

4. Conflicting Agreements. Executive hereby represents and warrants that the execution of this Participation Agreement, participation in the Plan and the performance of his/her obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound. In addition, except where specifically provided in the Plan or this Participation Agreement, nothing in the Plan or this Participation Agreement is intended to replace, amend or modify any other agreement between the Company and Executive, and to the extent such other agreements contain similar provisions to those provided for in this Participation Agreement, such provisions shall be in addition to the provisions provided herein and shall remain in effect.

5. Notification Requirement. Until the conclusion of the Non-Competition Period Executive shall give notice to the Company of each new business activity he/she plans to undertake, at least twenty-one (21) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of Executive’s business relationship(s) and position(s) with such Person. Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive’s continued compliance with this Participation Agreement and the Plan.

6. Enforcement of Covenants. Executive acknowledges that he/she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon his/her pursuant to the Plan and this Participation Agreement. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he/she to breach any of his/her covenants contained in the Plan or Participation Agreement, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 4 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7. General. This Participation Agreement may be amended or modified by execution of an amendment signed by Executive and the Company. This is Participation Agreement and the Plan shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Participation Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of [INSERT DATE].

EXECUTIVE:	ANTIGENICS INC., a Delaware corporation

By:
[NAME OF EXECUTIVE]	Name:
Title:

EXHIBIT 10.2

ANTIGENICS INC.

RESTRICTED STOCK AWARD AGREEMENT

Antigenics Inc., a Delaware corporation, (the “Company”) hereby grants the shares of its common stock specified below (the “Shares”) pursuant to its 2009 Equity Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Name of grantee (the “Stockholder”):

Date:

Number of shares granted hereunder:

Number of Shares that are Vested Shares on the Vesting Start Date:	-0-

Number of Shares that are Unvested Shares on the Vesting Start Date:

Vesting Start Date:

Vesting Schedule: As indicated online on the Restricted Stock Award Plan Summary Page of your Fidelity Account

All vesting is dependent on the continuation of a Business Relationship with the Company, as provided herein.

ANTIGENICS INC.

Signature of Stockholder	By:
Name of Officer:
Street Address	Title:

City/State/Zip Code

ANTIGENICS INC.

RESTRICTED STOCK AWARD AGREEMENT — INCORPORATED TERMS AND CONDITIONS

ANTIGENICS INC. (the “Company”) agrees to grant to Stockholder the shares of the Company’s common stock (“Common Stock”) on the following terms and conditions:

1. Grant Under Plan. This stock award is made pursuant to and is governed by the Company’s 2009 Equity Incentive Plan (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. This stock award does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Board administers the Plan and its determinations regarding the operation of the Plan are final and binding.

2. Award of Stock. The Company hereby grants to Stockholder the Shares specified on the cover page of this agreement. The Company will promptly issue a certificate or certificates registered in the Stockholder’s name representing the Shares.

3. Vesting if Business Relationship Continues.

(a) Vesting Schedule. If the Stockholder has continuously maintained a Business Relationship with the Company through the vesting dates specified on the cover page hereof, Unvested Shares shall become Vested Shares (or shall “vest”) on such dates in an amount equal to the number of shares set in accordance with the vesting schedule specified on the cover page. “Unvested Shares” shall be subject to forfeiture provisions described in Section 6 unless and until they become “Vested Shares.” Unvested Shares are subject to the restrictions on transfer contained herein. Subject to Section 5, Vested Shares are freely transferable. If the Stockholder’s Business Relationship with the Company ceases, voluntarily or involuntarily, with or without cause, for any reason or no reason, no Unvested Shares shall become Vested Shares thereafter under any circumstances with respect to the Stockholder. “Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director or consultant. Any determination under this agreement as to the status of a Business Relationship or other matters referred to above shall be made in good faith by the Board of Directors of the Company. The Board of Directors, in its discretion, may accelerate the vesting or all or a portion of the Unvested Shares.

(b) Certain Terminations of Business Relationship. For purposes hereof, employment shall not be considered as having terminated during any leave of absence if such leave of absence has been approved in writing by the Company. For purposes hereof, a termination of employment followed by another Business Relationship shall not be deemed a termination of the Business Relationship. This agreement shall not be affected by any change of employment within or among the Company and its Subsidiaries so long as the Stockholder continuously remains an employee of the Company or any Subsidiary.

4. Restrictions on Transfer of Unvested Shares; Forfeiture to the Company. The Stockholder may not sell, assign, transfer, pledge, encumber or dispose of (“Transfer”) all or any of his or her Unvested Shares or any interest therein except to the Company pursuant to this Section 4.

Upon the termination of the Stockholder’s Business Relationship, the Stockholder shall forfeit to the Company, without any payment or other consideration, all Unvested Shares (the “Forfeited Shares”). The forfeiture of the Forfeited Shares shall take place automatically upon termination of the Stockholder’s Business Relationship. Upon termination of the Stockholder’s Business Relationship, the Company shall automatically become the legal and beneficial owner of the Shares being forfeited and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name or cancel the number of Shares being forfeited to the Company.

Notwithstanding the foregoing, a Stockholder may transfer any or all Unvested Shares by court order, in which event each such transferee shall be bound by all of the provisions of this agreement to the same extent as if such transferee were the Stockholder.

5. Securities Laws Restrictions. The Company may defer the issuance of the Shares or prohibit the transfer thereof until they have been duly listed upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted or at any time a registration statement under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”) with respect to said Shares shall not be in effect. In addition, the Company may impose such other restrictions that counsel for the Company shall consider necessary to comply with any law applicable to the issuance of such shares by the Company. The certificates representing the Shares purchased may contain such legends and stop transfer restrictions as counsel for the Company shall deem necessary to comply with any applicable law. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.

6. Certain Tax Matters. If the Company in its discretion determines that it is obligated to withhold any tax in connection with the transfer of, or the lapse of restrictions on, the Shares, the Stockholder hereby agrees that the Company may withhold from the Stockholder’s wages or other remuneration the appropriate amount of tax. Such withholding may also be effected by any other means that may be acceptable to the Company in its discretion, including by the delivery of previously acquired Common Stock or Shares acquired hereunder, or by the withholding of amounts from any payment hereunder. The Stockholder further agrees that, if the Company does not withhold an amount from the Stockholder’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Stockholder will make reimbursement on demand, in cash, for the amount underwithheld.

The Stockholder represents that he or she has received tax advice from his or her own personal tax advisor on the tax consequences of the receipt of the Shares. The Stockholder understands the tax consequences of filing (and not filing) a Section 83(b) election under the Internal Revenue Code of 1986, as amended (the “Code”). The filing of a Section 83(b) election is the Stockholder’s responsibility.

7. Arbitration. Any dispute, controversy, or claim arising out of, in connection with, or relating to the performance of this agreement or its termination shall be settled by arbitration in the Commonwealth of Massachusetts, pursuant to the rules then obtaining of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.

8. Provision of Documentation to Stockholder. By signing this agreement the Stockholder acknowledges receipt of a copy of this agreement and a copy of the Plan.

9. Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by mail, if to the Stockholder, to the address set forth on the cover page or to the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this agreement. This agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c) Changes in Capital Structure. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, share exchange, liquidation, spin-off, split-up, or other similar change in capitalization or event, the securities received in respect of such event shall be “Shares” hereunder subject to this agreement and shall retain the same status as “Vested Shares” or “Unvested Shares” as the Shares in respect of which they were received.

(d) Severability. The invalidity, illegality or unenforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e) Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth herein.

(f) Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without giving effect to the principles of the conflicts of laws thereof.

(h) No Obligation to Continue Business Relationship. Neither the Plan, this agreement nor the grant of the Shares imposes any obligation on the Company to continue the Stockholder in employment or any other Business Relationship.

EXHIBIT 10.3

ANTIGENICS INC.

[INCENTIVE] STOCK OPTION AGREEMENT [STAGED EXERCISABILITY]

Antigenics Inc., a Delaware corporation, (the “Company”) hereby grants the following stock option pursuant to its 2009 Equity Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Name of optionee (the “Optionee”):

Date of this option grant:

Number of shares of the Company’s Common Stock subject to this option (“Shares”):

Option exercise price per share:

Number, if any, of Shares that may be purchased on or after the grant date:

Shares that are subject to vesting schedule:

Vesting Start Date:

Vesting Schedule: As indicated online on the Stock Option Plan Summary Page of your Fidelity Account

All vesting is dependent on the continuation of a Business Relationship with the Company, as provided herein.

ANTIGENICS INC.

Signature of Optionee	By:
Name of Officer:
Street Address	Title:

City/State/Zip Code

ANTIGENICS INC.

[INCENTIVE] STOCK OPTION AGREEMENT — INCORPORATED TERMS AND CONDITIONS

This option grant by ANTIGENICS INC. (the “Company”) is subject to the following terms and conditions:

1. Grant Under Plan. This option is granted pursuant to and is governed by the Company’s 2009 Equity Incentive Plan (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. This option does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Board administers the Plan and its determinations regarding the operation of the Plan are final and binding.

2. Grant as Incentive Stock Option [Non-Qualified Stock Option]. This option is intended to qualify as an [This option is a non-statutory stock option and is not intended to qualify as an] incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

3. Vesting of Option if Business Relationship Continues. The Optionee may exercise this option on or after the date of this option grant for the number of shares of Common Stock, if any, set forth on the cover page hereof. If the Optionee has continuously maintained a Business Relationship (as defined below) with the Company through the dates listed on the vesting schedule set forth on the cover page hereof, the Optionee may exercise this option for the additional number of shares of Common Stock set opposite the applicable vesting date. Notwithstanding the foregoing, the Board may, in its discretion, accelerate the date that any installment of this option or portion thereof becomes exercisable. The foregoing rights are cumulative and may be exercised only before the date which is ten (10) years from the date of this option grant.

4. Termination of Business Relationship.

(a) Termination. If the Optionee’s Business Relationship with the Company ceases, voluntarily or involuntarily, with or without cause, no further installments of this option shall become exercisable, and this option shall expire (may no longer be exercised) after the passage of three months from the date of termination, unless in the case of death or disability, but in no event later than the scheduled expiration date; [provided that, in the case of members of the Board of Directors, if (i) the Optionee has been a member of the Board for at least three years immediately preceding such termination; and (ii) such Optionee declines to stand for re-election at the expiration of his or her current term as a director, then such rights shall be exercisable by the Optionee for a period of 36 months from the date of termination or, if shorter, until the scheduled expiration of this option.] “Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director or consultant. Any determination under this agreement as to the status of a Business Relationship or other matters referred to above shall be made in good faith by the Board.

(b) Employment Status. For purposes hereof, with respect to employees of the Company, employment shall not be considered as having terminated during any leave of absence if such leave of absence has been approved in writing by the Company. For purposes hereof, a termination of employment followed by another Business Relationship shall be not be deemed a termination of the Business Relationship unless otherwise provided by the Company. This option shall not be affected by any change of employment within or among the Company and its Subsidiaries so long as the Optionee continuously remains an employee of the Company or any Subsidiary.

5. Death; Disability.

(a) Death. Upon the death of the Optionee while the Optionee is maintaining a Business Relationship with the Company, this option may be exercised, to the extent otherwise exercisable on the date of the Optionee’s death, by the Optionee’s estate, personal representative or beneficiary to whom this option has been transferred pursuant to Section 9, only at any time within twelve (12) months after the date of death, but not later than the scheduled expiration date.

(b) Disability. If the Optionee ceases to maintain a Business Relationship with the Company by reason of his or her disability, this option may be exercised, to the extent otherwise exercisable on the date of cessation of the Business Relationship, only at any time within twelve (12) months after such cessation of the Business Relationship, but not later than the scheduled expiration date. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

6. Partial Exercise. This option may be exercised in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share.

7. Securities Laws Restrictions on Resale. It shall be a condition to the Optionee’s right to purchase shares of Common Stock hereunder that the Company may, in its discretion, require (a) that the shares of Common Stock reserved for issuance upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”) with respect to said shares shall be in effect, or (ii) in the opinion of counsel for the Company the proposed purchase shall be exempt from registration under the Securities Act and the Optionee shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issuance of such shares by the Company shall have been taken by the Company or the Optionee, or both. The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company shall deem necessary to comply with any applicable law. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.

8. Method of Exercising Option. Subject to the terms and conditions of this agreement, this option may be exercised by written notice to the Company at its principal executive office, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of Shares for which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship). In the event this option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option.

9. Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee’s lifetime only the Optionee can exercise this option.

10. No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it.

11. No Obligation to Continue Business Relationship. Neither the Plan, this agreement, nor the grant of this option imposes any obligation on the Company to continue the Optionee in employment or any other Business Relationship.

12. Adjustments. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

13. Withholding Taxes. If the Company in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this option, the Optionee hereby agrees that the Company may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax. At the discretion of the Company, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Optionee will make reimbursement on demand, in cash, for the amount underwithheld.

14. Early Disposition. The Optionee agrees to notify the Company in writing immediately after the Optionee transfers any Shares, if such transfer occurs on or before the later of (a) the date that is two years after the date of this agreement or (b) the date that is one year after the date on which the Optionee acquired such Shares. The Optionee also agrees to provide the Company with any information concerning any such transfer required by the Company for tax purposes. [Note: The foregoing is for ISOs only.]

15. Arbitration. Any dispute, controversy, or claim arising out of, in connection with, or relating to the performance of this agreement or its termination shall be settled by arbitration in the Commonwealth of Massachusetts, pursuant to the rules then obtaining of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.

16. Provision of Documentation to Optionee. By signing this agreement the Optionee acknowledges receipt of a copy of this agreement and a copy of the Plan.

17. Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by mail, if to the Optionee, to the address set forth on the cover page or to the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this agreement. This agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c) Fractional Shares. If this option becomes exercisable for a fraction of a share because of the adjustment provisions contained in the Plan, such fraction shall be rounded as provided by the Board.

(d) Issuances of Securities; Changes in Capital Structure. Except as expressly provided herein or in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to this option. No adjustments need be made for dividends paid in cash or in property other than securities of the Company. If there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, share exchange, spin-off, split-up or other similar change in capitalization or event, the restrictions contained in this agreement shall apply with equal force to the additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Shares, except as otherwise determined by the Board.

(e) Severability. The invalidity, illegality or unenforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision.

(f) Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 9 hereof.

(g) Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.

EXHIBIT 99.1

Sunny Uberoi
Corporate Communications
917 443 3325 suberoi@antigenics.com

Shalini Sharp
Investor Relations
800.962.2436 ir@antigenics.com

Tim Rothwell Joins Antigenics’ Board of Directors

LEXINGTON, MA — June 15, 2009 — Antigenics Inc. (NASDAQ: AGEN) today announced the appointment of Timothy Rothwell to its board of directors. Mr. Rothwell recently retired as chairman of sanofi-aventis U.S., having spent 37 years in the pharmaceutical industry, including many years spent in leadership positions with major pharmaceutical companies.

“Tim brings a remarkable track record and a tremendous breadth of experience,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “His global expertise in marketing and sales combined with his exceptional knowledge of the industry will be an outstanding asset to Antigenics.”

Mr. Rothwell joined Sanofi-Synthelabo in 2003 as US president and chief executive officer. In 2004, he was instrumental in the formation and leadership of sanofi-aventis U.S., an affiliate of the sanofi-aventis Group, where he served from 2004 to 2009 as president, chief executive officer and chairman. During this time, he was responsible for US commercial operations, research and development programs, and industrial affairs. He subsequently assumed responsibility for advancing the company’s presence in the United States through government relations and communications.

Prior to sanofi-aventis U.S. and Sanofi-Synthelabo, Mr. Rothwell served in various capacities at Pharmacia, including executive vice president and president for Pharmacia’s global prescription business and executive vice president of Pharmacia Corporation. From 1972 to 1995, he held senior management positions with leading pharmaceutical companies, including Sandoz, Squibb and Rhone-Poulenc Rorer.

Mr. Rothwell has served on several boards of directors and roundtables, including the PhRMA Board of Directors, the Institute of Medicine’s Evidence-Based Medicine Roundtable, and the CEO Roundtable on Cancer. He also serves on a number of academic and community foundations and councils. He holds a bachelor of arts from Drew University in New Jersey and a law degree from Seton Hall University in New Jersey.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding Mr. Rothwell’s anticipated future contributions to the company’s board of directors. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties. The prior track record of Mr. Rothwell does not assure Antigenics’ future success.